Exhibit 99.1

K•Swiss Reports Fourth Quarter Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--K•Swiss Inc. (NASDAQ: KSWS) today announced results for the fourth quarter and year ended December 31, 2007.

Financial Highlights

Net earnings and net earnings per diluted share for the fourth quarter of 2007 were $596,000, or $0.02 per diluted share, compared with $10,670,000, or $0.30 per diluted share, in the prior-year period. Net earnings and net earnings per diluted share for the year ended December 31, 2007, were $39,073,000, or $1.10 per diluted share, compared with $76,864,000, or $2.17 per diluted share, for the prior-year period. Net earnings and net earnings per diluted share for the year ended December 31, 2007, includes a third quarter 2007 one-time other income item of $5,232,000, or $0.12 per diluted share, which consists of a reversal of an estimate of the underpayment of payroll withholding liabilities in a foreign jurisdiction from January 1, 1993 through December 31, 2005.

For the fourth quarter of 2007, total worldwide revenues were $78,167,000 compared with $93,833,000 in the prior-year period. Domestic revenues decreased 34.6% to $34,311,000, and international revenues increased 6.1% to $43,856,000. Total worldwide revenues for 2007 were $410,432,000 compared with $501,148,000 in 2006. Domestic revenues decreased 36.5% to $202,375,000, while international revenues increased 14.0% to $208,057,000.

Futures Orders

Worldwide futures orders with start ship dates from January through June 2008 were $147,805,000 at December 31, 2007, compared with $168,872,000 at December 31, 2006. Domestic futures orders decreased 39.5% to $50,758,000 from $83,954,000 the previous year. International futures orders increased 14.3% to $97,047,000 from $84,918,000 the previous year.

Stock Repurchase Program

At December 31, 2007, there remains authorization to repurchase approximately 4,061,000 shares under the Company's existing stock repurchase program. Since August 1996, K•Swiss has purchased a total of 25.3 million shares of Class A Common Stock for a total expenditure of $164.6 million.

Earnings Guidance

K•Swiss also issued guidance for the first quarter of 2008 and full-year 2008. The Company expects revenues for the first quarter of 2008 to be approximately $95 to $105 million and earnings per diluted share to be in the range of $0.18 to $0.28. The Company expects full-year revenues to be approximately $310 to $340 million and expects to report full-year earnings per diluted share of approximately $0.10 to $0.35.

The Company's estimates for the first quarter of 2008 and full-year 2008 reflect a significant decline in domestic revenues; substantial investments in product development and marketing for the K•Swiss brand; continued expansion of international operations; and continued investment in the Royal Elastics brand. The estimates are based upon the following assumptions: gross margins will be approximately 47%; SG&A will not rise above $43 million for the first quarter of 2008 and $152 million for the full-year 2008; customer order cancellations will be moderate; and the Company's growth initiatives with respect to Royal Elastics will not exceed a net loss of $0.06 per share for the full year.

Steven Nichols, Chairman of the Board and President, stated, "The fourth quarter was fairly indicative of the environment in which we are operating and the long-term plan we are executing to re-establish positive trends in our domestic business and maintain momentum internationally. As expected, we invested heavily in our premium sports branding efforts, while conservatively managing our balance sheet. We have a long road ahead of us to prove to retailers and customers that K•Swiss is a fresh and exciting premium sports brand once again, but we remain committed to get there."

Investor Conference Call and Web Simulcast

K•Swiss will conduct a conference call on its fourth quarter 2007 earnings release at 11:00 a.m. ET on February 26, 2008. The number to call for this interactive teleconference is (800) 240-4186. A replay of this conference call will be available until March 4, 2008, by dialing (303) 590-3000 and entering the passcode, 11106042#.

The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K•Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com today, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through March 4, 2008.

K•Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K•Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics brand. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-K for the year ended December 31, 2007, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.

K•Swiss Inc. Consolidated Statements of Earnings (In thousands, except earnings per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	(Unaudited)
	2007	2006	2007	2006
Revenues	$78,167	$93,833	$410,432	$501,148
Cost of goods sold	40,972	51,246	220,573	263,935
Gross profit	37,195	42,587	189,859	237,213
Selling, general and administrative expenses	40,895	32,102	157,498	137,527
Operating profit (loss)	(3,700)	10,485	32,361	99,686
Other income	--	--	5,232	--
Interest income, net	2,418	2,073	9,594	7,005
Earnings before income taxes	(1,282)	12,558	47,187	106,691
Income tax expense (benefit)	(1,878)	1,888	8,114	29,827
Net earnings	$596	$10,670	$39,073	$76,864
Basic earnings per share	$0.02	$0.31	$1.13	$2.23
Diluted earnings per share	$0.02	$0.30	$1.10	$2.17
Weighted average number of shares outstanding
Basic	34,755	34,552	34,705	34,401
Diluted	35,412	35,476	35,472	35,378

K•Swiss Inc. Condensed Balance Sheets (In thousands)

			December 31,
			2007	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents			$291,235	$260,229
Accounts receivable, net			34,808	40,988
Inventories			63,227	59,178
Prepaid expenses and other			11,231	8,005
Deferred taxes			5,226	5,040
Total current assets			405,727	373,440
PROPERTY, PLANT AND EQUIPMENT, NET			24,100	15,831
OTHER ASSETS
Intangible assets			4,700	4,700
Deferred taxes			3,248	2,970
Other			8,578	7,619
			16,526	15,289
			$446,353	$404,560

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit			$--	$--
Trade accounts payable			22,017	12,262
Accrued liabilities			28,384	36,800
Total current liabilities			50,401	49,062
OTHER LIABILITIES			11,719	9,595
STOCKHOLDERS' EQUITY			384,233	345,903
			$446,353	$404,560

CONTACT:
K•Swiss Inc.
George Powlick, Chief Financial Officer, 818-706-5100